UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2014 (November 20, 2014)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8111 Smith’s Mill Road, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 491-2225

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2014, the Compensation Committee of the Bob Evans Farms, Inc. Board of Directors amended the Change in Control and Severance Program (the “Program”) to modify the severance benefit provided to certain covered employees in the event of a termination of their position without Cause or part of a Reduction in Force (as defined in the Program), to a maximum of: one year of base salary; a sum equal to the difference between the premium cost for COBRA coverage and the amount the employee would have been charged for such coverage; and fifty percent of the value of any earned but unvested performance based equity awards granted prior to the date of such termination. The Committee made the modification to simplify the Program and to make the benefits more consistent with industry practice.

Item 8.01 Other Events

On November 20, 2014, the Bob Evans Farms, Inc. (“Company’s) Board of Directors amended and restated the Company’s Corporate Governance Principles (“Principles”) to provide for a Non-Executive Chair of the Board of Directors, to add a term limit for directors of 15-years commencing with the Company’s 2015 Annual Meeting of Shareholders and for certain other administrative changes. A full copy of the Principles can be found in the Investor Relations section of the Company’s website.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: November 25, 2014

BOB EVANS FARMS, INC.

By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil, Vice President, Assoc. General Counsel and Asst. Secretary